SUBSIDIARIES OF THE REGISTRANT



                                   STATE OR
                                  JURISDICTION          NAME UNDER WHICH
             NAME               OF INCORPORATION     SUBSIDIARY DOES BUSINESS
 ------------------------------ ---------------- ------------------------------
 Regalite Plastics Corporation    Massachusetts Regalite Plastics Corporation

 O'Sullivan Plastics Corporation  Nevada        O'Sullivan Plastics Corporation

 O'Sullivan Engineering, Inc.     Michigan      O'Sullivan Engineering, Inc.

 Melnor Inc.                      Virginia      Melnor Inc.












































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